Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 5, 2022, Resolute Forest Products Inc., a Delaware corporation (“Resolute”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Domtar Corporation, a Delaware corporation (“Domtar”), Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Karta Halten”), Terra Acquisition Sub Inc., a Delaware corporation and a subsidiary of Domtar (“Merger Sub”) and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“Paper Excellence” and together with Karta Halten, the “Parent Parties”), providing for the acquisition by Domtar of all of the outstanding shares of Resolute common stock (the “Resolute Stock”), by means of a merger of Merger Sub with and into Resolute (the “Merger”), with Resolute surviving the Merger as a subsidiary of Domtar. At the time the Merger becomes effective, each share of common stock, par value $0.001 per share, of the Resolute Stock, will be converted into the right to receive (i) $20.50 in cash, without interest (the “Upfront Per Share Merger Consideration”) and (ii) one contractual contingent value right (each a “Contingent Value Right”, together with the Upfront Per Share Merger Consideration, the “Merger Consideration”). The Contingent Value Right is tied to potential duty deposit refunds of up to $500 million including any interest thereon, net of certain expenses and of applicable tax and withholding. Any proceeds attributable to the Contingent Value Right will be distributed proportionally to Contingent Value Right holders, and the value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States.

The unaudited pro forma combined financial information is comprised of (i) the unaudited pro forma combined balance sheet, after giving effect to the Merger as if it occurred on September 30, 2022; (ii) the unaudited pro forma statements of earnings for the nine-month period ended September 30, 2022, the year ended December 31, 2021; and (iii) the accompanying notes (collectively, the “Unaudited Pro Forma Combined Financial Information”).

The Unaudited Pro Forma Combined Financial Information is derived from and should be read in conjunction with (i) the Domtar historical audited consolidated financial statements for the year ended December 31, 2021, and the Domtar historical unaudited consolidated financial statements for the period ended September 30, 2022, and (ii) the Resolute historical audited consolidated financial statements for the year ended December 31, 2021, included elsewhere in this document and the Resolute historical unaudited consolidated financial statements for the period ended September 30, 2022, included elsewhere in this document. The consolidated financial statements of Domtar and Resolute were prepared in accordance with GAAP.

The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the Domtar and Resolute “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” sections.

The accompanying Unaudited Pro Forma Combined Financial Information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Final Disclosures about Acquired and Disposed Businesses”. The Unaudited Pro Forma Combined Financial Information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and does not purport to be indicative of future financial position or operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the Unaudited Pro Forma Combined Financial Information presented below due to various factors including those described under “Risk Factors”.

The Unaudited Pro Forma Combined Financial Information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger. Assumptions and estimates underlying the pro forma adjustments are described in the Unaudited Pro Forma Combined Financial Information. The pro forma adjustments represent management’s estimates based on information available as of the date of this document and are subject to change as additional information becomes available and analyses are performed.

The Unaudited Pro Forma Financial Information has been prepared to give effect to the following:

•	The acquisition by Domtar of all of the outstanding Resolute Stock where each common share is converted into the right to receive (i) $20.50 in cash and (ii) one Contingent Value Right.

•

Full vesting and cash settlement of Resolute equity-based and liability-based awards immediately prior to the Merger where each award is cancelled and converted into the right to receive (1) $20.50 in cash and (2) one Contingent Value Right for each share of the Resolute Stock then underlying such award.

•

The related financing transactions to complete the Merger, including an equity contribution by the Parent Parties, draws on debt facilities and the redemption of the existing Resolute indebtedness comprised of $300 million aggregate principal amount of 4.875% senior unsecured notes due 2026 (the “2026 Notes”).

•	Adjustments to conform certain Resolute accounting policies to those of Domtar and reclassifications to conform historical financial statement presentation of Resolute to that of Domtar.

•	The expected divestitures of Dryden and Thunder Bay, Ontario facilities contingent on the closing of the Merger.

•	The transaction cost incurred in connection with the Merger.

The Unaudited Pro Forma Combined Financial Information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the Unaudited Pro Forma Combined Financial Information. In many cases, these assumptions were based on preliminary information and estimates. As of the date of this document, Domtar has not completed the detailed valuation studies necessary to determine the required estimates of fair value of the assets acquired and liabilities assumed of Resolute. However, as indicated in Note 3 of the Unaudited Pro Forma Combined Financial Information, Domtar has made certain adjustments to the Resolute historical assets and liabilities book values. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

At September 30, 2022

(In millions of dollars, unless otherwise noted)

			Transaction Adjustments
	Domtar (Historical)	Resolute (Historical)	Accounting policy alignment & Reclassification	Notes	Settlement of Resolute Equity Awards	Notes	Business combination	Notes	Financing Transactions	Notes		Transaction Costs	Notes	Expected Divestitures of Dryden and Thunder Bay, Ontario Facilities Note 6	Domtar Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	275	446	—		(119)	4.E	(1,575)	5.A	500	4.A		(61)	4.D	—	79
	—	—	—		—		—		613	4.(A,B,C	)
Receivables	559	—	338	3.1	—		—		—			—		(105)	792
Trade Receivables	—	297	(297)	3.1	—		—		—			—		—	—
Other Receivables	—	60	(60)	3.1	—		—		—			—		—	—
Inventories	665	609	—		—		111	5.B	—			—		(84)	1,301
Prepaid expenses	40	—	32	3.1	—		—		—			—		—	71
Income and other taxes receivable	44	—	19	3.1	—		—		—			—		—	63
Other current assets	—	49	(36)	3.2	—		7	5.I	—			—		(1)	19
Assets held for sale	—	—	—		—		—		—			—		598	598

Total current assets	1,583	1,461	(4)		(119)		(1,457)		1,113			(61)		408	2,945
Property, plant and equipment, net	2,698	—	1,275	3.1	—		(283)	5.C	—			—		(374)	3,316
Fixed assets, net	—	1,275	(1,275)	3.1
Operating lease right-of-use assets	46	54	—		—		—		—			—		(6)	94
Intangible assets, net	22	57	—		—		169	5.D	—			—		(12)	236
Deferred income tax assets	—	515	1	3.2	12	4.E	(51)	5.G	5	4.A		9	4.A	(12)	479
Other assets	279	606					(269)	3.4, 5.E	—			8	4.A	(4)	626
	—	—	—		—		6	5.I	—			—		—
Goodwill	—	85	—		—		(85)		—			—		—	—

Total assets	4,628	4,053	(3)		(107)		(1,970)		1,118			(44)		—	7,675

			Transaction Adjustments
	Domtar (Historical)	Resolute (Historical)	Accounting policy alignment & Reclassification	Notes	Settlement of Resolute Equity Awards	Notes	Business combination	Notes	Financing Transactions	Notes		Transaction Costs	Notes		Expected Divestitures of Dryden and Thunder Bay, Ontario Facilities Note 6	Domtar Pro Forma Combined
Liabilities and shareholders’ equity
Current liabilities
Bank Indebtedness	1	—	—													1
Trade and other payables	626	493	(7)	3.1	(42)	4.E	—		—			(9)	4.D		(51)	1,010
Income and other taxes payable	39	—	7	3.1	—		—		—			—			—	46
Operating lease liabilities due within one year	17	8	—		—		—		—			—			(1)	24
Long-term debt due within one year	27	1	—		—		—		—			—			—	28
Liabilities held for sale	—	—	—		—		—		—			—			112	112

Total current liabilities	710	502	—		(42)		—		—			(9)			60	1,221
			—
Long-term debt	1,510	300	—		—		—		631	4.(A,B,C	)	(29)	4.A		—	2,412
Pension and other post retirement benefit obligations	—	991	(991)	3.1
Operating lease liabilities	29	48	—		—		—		—			—			(5)	72
Deferred income taxes and other	509	2	—		—		14		—			—			(50)	475
Other liabilities and deferred credits	184	91	991	3.1	(11)	4.E	(171)	5.F	—			—			(5)	1,329
	—	—	—		—		244	3.4 5.E	—			—			—
	—	—	—		—		6	5.I	—			—			—
Shareholders’ equity					—										—
Common stock	—	—					—		—			—			—
Additional paid-in capital	1,555	3,811	—		(17)	4.E	(3,794)	5.J	500	4.A		—			—	2,055

Retained earnings (Deficit)	185	(456)	(3)	3.2	(37)	4.E	496	5.J	(13)	6, 7		(6)	4(A,D	)	—	166

Accumulated other comprehensive loss	(54)	(1,015)	—		—		1,015	5.J	—			—			—	(54)

Treasury stock		(224)	—		—	—	224		—			—			—	—

Total shareholders’ equity before noncontrolling interest	1,686	2,116	(3)		(54)		(2,059)		487			(6)			—	2,167

Noncontrolling interest	—	3			—		(3)	5.J								—

Total shareholders’ equity	1,686	2,119	(3)		(54)		(2,062)		487			(6)			—	2,167

Total liabilities and shareholders’ equity	4,628	4,053	(3)		(107)		(1,970)		1,118			(44)			—	7,675

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

For the nine months ended September 30, 2022

(In millions of dollars, unless otherwise)

				Transaction Adjustments
	Domtar (Historical)	Acquisition of Domtar by Paper Excellence – pro forma adjustments Note 2	Resolute (Historical)	Accounting policy alignment & Reclassification	Notes	Business Combination	Notes	Financing Transactions	Notes	Expected Divestitures of Dryden, and Thunder Bay, Ontario Facilities Note 6	Notes	Domtar Pro Forma Combined
Sales	3,373	(18)	2,977	—		(24)	3.3	—		(457)		5,851
Operating expenses								—
Cost of sales, excluding depreciation and amortization	2,623	(9)	1,847	(19)	3.2	(24)	3.3	—		(366)		4,399
				310	3.1	37	5.D	—
Depreciation and amortization	189	—	101	—		(48)	5.C	—		(24)		218
Distribution costs	—	—	310	(310)	3.1	—		—		—		—
Selling, general and administrative	206	—	133	(16)	3.1	—		—		(2)		321
Impairment of long-lived assets	—	—	—	—		—		—		—		—
Closure and restructuring costs	—	—	8	—		—		—		—		8
Asset conversion costs	45	—	—	—		—		—		—		45
Transaction costs	16	(3)	—	16	3.1	(27)	4.D	—		—		2
Net loss on disposition of assets	—		2	(2)	3.1
Other operating (income) loss, net	(8)	—	—	(86)	3.1	—		—		—		(94)

	3,071	(12)	2,401	(107)		(62)		—		(392)		4,899

Operating income (loss)	302	(6)	576	107		38		—		(65)		952

Interest expense, net	66	—	16	—				63	4.A	—		134
								(11)	4.B
Non-service components of net periodic benefit cost	(32)	—	13	—		(48)	5.F	—		—		(67)
Other expense (income), net	—		(95)	95	3.1	—		—		—		—

(Loss) earnings before income taxes and equity loss	268	(6)	642	12		86		(52)		(65)		885

Income tax expense (benefit)	61	—	89	5	5.G	22	5.G	(12)	5.G	(18)	5.G	147
Equity method investment income, net of taxes	—		—	7	3.1	—		—		—		7

(Loss) earnings from continuing operations	207	(6)	553	14		64		(40)		(47)		745

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2021

(In millions of dollars, unless otherwise noted)

	As reported
	Successor	Predecessor			Transaction Adjustments
	Period from December 1 to December 31, 2021	Period from January 1 to November 30, 2021	Acquisition of Domtar by Paper Excellence – pro forma adjustments Note 2	Resolute (Historical)	Accounting policy alignment & Reclassification	Notes	Business Combination	Notes	Financing Transactions	Notes	Sale of Dryden and Thunder Bay, Ontario Facilities Note 6	Notes	Domtar Pro Forma Combined
Sales	300	3,368	27	3,664	—		(23)	3.3	—		(540)		6,796
Operating expenses									—
Cost of sales, excluding depreciation and amortization	251	2,771	15	2,258	17	3.2	(23)	3.3	—		(459)		5,346
					356	3.1	49	5.D	—		—
							111	5.B	—		—
Depreciation and amortization	23	182	61	164	—		(93)	5.C	—		(31)		306
Distribution costs				356	(356)	3.1
Selling, general and administrative	23	246	(1)	158	—		49	4.E	—		(2)		473
Impairment of long-lived assets	—	9	—	—	124	3.1	—		—		—		133
Closure and restructuring costs	(1)	17	—	144	(124)	3.1	—		—		—		36
Asset conversion costs	3	27	—	—	—		—		—		—		30
Transaction costs	—	132	—	—	—		79	4.D	—		—		211
Other operating (income) loss, net	—	(5)	—	—	89	3.1	—		—		—		84

	299	3,379	75	3,080	106		172		—		(492)		6,619

Operating income (loss)	1	(11)	(48)	584	(106)		(195)		—		(48)		177

Interest expense, net	10	54	75	21	—		—		84	4.A	—		248
									(10)	4.B
									6	4.C
									8	4.B
Non-service components of net periodic benefit cost	(2)	(22)	(7)	(11)			(72)	5.F					(114)
Other expense, net				70	(70)	3.1			—		—

(Loss) earnings before income taxes and equity loss	(7)	(43)	(116)	504	(36)		(123)		(88)		(48)		43

Income tax expense (benefit)	(2)	6	(29)	195	(4)	5.G	(20)	5.G	(22)	5.G	(16)	5.G	108
Equity method investment income, net of taxes	—	—	—	—	19	3.1	—		—		—		19
Earnings attributable to noncontrolling interests	—	—	—	(2)	—		—		—		—		(2)

(Loss) earnings from continuing operations	(5)	(49)	(87)	307	(13)		(103)		(66)		(32)		(48)

Notes to Unaudited Pro Forma Combined Financial Information

1. Basis of Presentation

The unaudited pro forma combined financial statements are derived from the historical consolidated financial statements of Domtar and the historical consolidated financial statements of Resolute. The unaudited pro forma combined statements of earnings for the year ended December 31, 2021 and the nine months ended September 30, 2022 have been prepared as if the Merger and related financing transactions had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet was prepared as if the Merger and related financing transactions had been consummated on September 30, 2022.

The Unaudited Pro Forma Combined Financial Information is prepared as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“Topic 805”), using the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures. Domtar has been treated as the acquirer for financial reporting purposes. Under the acquisition method of accounting, the purchase consideration allocated to Resolute’s assets and liabilities for preparation of the Unaudited Pro Forma Financial Information is based upon their estimated preliminary fair values assuming the Merger was completed as of September 30, 2022.

The Unaudited Pro Forma Combined Financial Information may differ from the final purchase accounting given that the purchase price is preliminary and subject to finalization of customary closing adjustments and that the identification and measurement of assets acquired and liabilities assumed are preliminary and subject to change as detailed valuation studies are finalized. The final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments.

The Unaudited Pro Forma Combined Financial Information is presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies or revenue synergies that may result from the Merger. The Unaudited Pro Forma Combined Financial Information also does not purport to represent what the actual consolidated results of operations of Domtar would have been had the Merger been completed on the dates assumed, nor is it indicative of future consolidated results of operations or the consolidated financial position of the combined company. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Merger.

The Unaudited Pro Forma Combined Financial Information is derived from and should be read in conjunction with (i) the Domtar historical audited consolidated financial statements for the year ended December 31, 2021, and the Domtar historical unaudited consolidated financial statements for the period ended September 30, 2022, and (ii) the Resolute historical audited consolidated financial statements for the year ended December 31, 2021, included elsewhere in this document and the Resolute historical unaudited consolidated financial statements for the period ended September 30, 2022, included elsewhere in this document.

All amounts shown in this section are in millions of U.S. dollars and all historical amounts are in accordance with GAAP. The Unaudited Pro Forma Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Domtar.

2. Acquisition of Domtar by Paper Excellence – pro forma adjustments

On May 10, 2021, Domtar, entered into an Agreement and Plan of Merger with Karta Halten providing for the acquisition by Karta Halten of all of the outstanding shares of Domtar common stock. The transaction was completed on November 30, 2021.

For purposes of Domtar’s historical consolidated financial statement presentation, Pearl Merger Sub, a subsidiary of Karta Halten, was determined to be the accounting acquirer in the merger which was accounted for using the acquisition method of accounting. The application of the acquisition method of accounting resulted in a new basis of Domtar’s assets and liabilities which are measured at fair value as of November 30, 2021. To reflect the application of different bases of accounting as a result of the merger, the pro forma unaudited statements of earnings separate our results via a black line into two distinct periods as follows: (1) up to and including the merger closing date (“Predecessor”) and (2) the period after that date (“Successor”). The periods starting December 1, 2021 are the “Successor” periods while the periods ending before December 1, 2021 are the “Predecessor” periods.

The historical financial information of Domtar has been adjusted to reflect the Paper Excellence Merger as if it had occurred on January 1, 2021, resulting in:

a.	Additional depreciation and amortization on fair value increments relating to Property, plant and equipment and fair value ascribed to identified intangible assets;

b.	Adjustments to sales, costs of goods sold and selling, general and administrative expenses relating to certain off-market contracts acquired;

c.	Additional interest expense and amortization of debt issuance costs relating to the financing of the Paper Excellence Merger;

d.	Net periodic benefit cost reduction in non-service components of net periodic benefit cost to reflect the fair value of all pension plan assets and liabilities as of January 1, 2021; and,

e.	Deferred income tax impact of the above adjustments.

Domtar is performing valuations of certain tangible and intangible assets; thus, the provisional measurements of tangible and intangible assets, off-market contracts and deferred income tax assets are subject to change.

3. Resolute - Application of Reclassification Adjustments

Certain adjustments to Resolute’s financial information are required to conform to Domtar’s presentation and classification policies, as described below.

3.1 Reclassification of Resolute financial statement line items to align with Domtar’s financial statement presentation

The historical consolidated balance sheet of Resolute requires reclassification of the following line items to align to Domtar’s financial statements: trade receivables and other receivables to receivables; income and other taxes receivable held in trade receivables; separation of prepaid expenses previously disclosed in other current assets; fixed assets, net to property, plant and equipment, net; income and other taxes payable held in trade and other payables; and pension and other post-retirement benefit obligations to other liabilities and deferred credits.

The following line items require reclassification in the historical statement of earnings of Resolute: distribution costs moved to cost of sales; separation of transaction costs held in selling, general and administrative; movement of other expense (income), net to other operating (income) loss, net and equity income, net of income taxes.

3.2 GAAP adjustments to align Resolute’s accounting policies with those of Domtar

The unaudited pro forma combined balance sheet at September 30, 2022 reflects an adjustment to derecognize $4 million of major maintenance costs capitalized in Other current assets by Resolute as such expenditures are expensed by Domtar. The related deferred tax recovery of $1 million net increase in Deficit is also reflected at September 30, 2022.

Accordingly, the following adjustments are reflected in cost of sales, excluding depreciation and amortization in the unaudited pro forma combined statement of earnings: an additional expense of $17 million for the year December 31, 2021, and a reversal of expense of $19 million for the nine months ended September 30, 2022.

3.3 Intercompany Transactions

The unaudited pro forma combined statements of earnings for the nine months ended September 30, 2022, and year ended December 31, 2021 have been adjusted to eliminate intercompany purchases and sales between Domtar and Resolute. Unrealized profit in inventory at September 30, 2022 is deemed immaterial.

3.4 Accounting for countervailing and anti-dumping duties on softwood lumber

Resolute is not presently able to determine the ultimate resolution of a dispute between Canada and the U.S. with respect to the countervailing and anti-dumping duties, but believes it is not probable that it will ultimately be assessed with significant duties, if any, on its U.S. imports of Canadian-produced softwood lumber products.

Accordingly, no contingent loss is recorded in respect of these petitions in the Resolute historical consolidated statements of operations and the cash deposits made to U.S. Customs are recorded in “Other assets” in the Resolute historical consolidated balance sheets. The Unaudited Pro Forma Combined Financial Information reflects this accounting treatment.

Domtar is currently in the process of determining its policy on accounting for countervailing and anti-dumping duties on softwood lumber and reviewing the range of likely outcomes. Domtar will continue to assess the industry practice (which ranges from capitalizing the cash deposits made to U.S. Customs to expensing all or a portion of the duties imposed on U.S. imports of Canadian-produced softwood lumber products as products cross the U.S. borders). If Domtar chooses to expense a portion of countervailing and anti-dumping duties on softwood lumber, it could have a significant impact on the combined company pro forma combined operating results and its pro forma combined financial position.

4. Financing Transactions

A. Source of funds and issuance costs

The Merger will be financed with:

•	an equity contribution of approximately $500 million provided by an affiliate of the Parent Parties (the “Equity Investment”);

•	up to $600 million of borrowings under the ABL Incremental Credit Facility;

•	a $950 million of borrowings under the New Farm Credit Term Loan Facilities of which $284 million will be used to repay borrowings under the Existing Term Loan Facility; and

•	cash on hand.

Cash required for the Merger will be obtained through the $500 million equity contribution from the Parent Parties and the following additional debt financing:

ABL Incremental Credit Facility	$255
New Farm Credit Term Loan Facility	950
Repayment of Resolute 2026 Notes (Note 4.B)	(308)
Repayment of borrowings under the Domtar Existing Term Loan Facility (Note 4.C)	(284)

Net proceeds from issuance and repayment of long-term debt	613

Less: Debt issuance costs	(29)
Add: Write-off of unamortized deferred issuance costs	10

Add: Premium paid on repayment of Resolute 2026 Notes	8

Net long-term debt	602

Domtar expects to incur a total of approximately $37 million in debt issuance costs to be amortized over the term of 7 years of the Notes. Of the total amount, $29 million are capitalized and presented as a reduction of long-term debt and $8 million are capitalized and presented as Other assets in the unaudited pro forma combined balance sheet as at September 30, 2022. The associated tax recovery of $9 million is reflected as Deferred income tax assets in the unaudited pro forma combined balance sheet at September 30, 2022.

For purposes of the Unaudited Pro Forma Combined Financial Information, the borrowings under the New Farm Credit Term Loan Facility assumed to bear interest at the rate of 9.6% per annum. The ABL Incremental Credit Facility is assumed to bear interest at the rate of 5.45% per annum.

Domtar expects to incur interest cost of approximately $78 million, on an annual basis, or approximately $59 million on a nine-month basis, related to the ABL Incremental Credit Facility ($255 million), and the New Farm Credit Term Loan Facility ($666 million after repayment of $284 million of borrowings under the Existing Farm Credit Term Loan Facility). The amortization of the debt issuance costs of $6 million on an annual basis and $4 million for nine months, is also reflected in interest expense. The total interest costs for the additional debt, including the amortization of debt issue costs, is $84 million for the year ended December 31, 2021, and $63 million for the nine-month period ended September 30, 2022.

A 1/8% change in interest rate would affect interest costs by approximately $2 million on an annual basis.

B. Redemption of the 2026 Notes and derecognition of related interest expense and deferred issuance costs

The Unaudited Pro Forma Combined Financial Information also gives effect to the anticipated redemption of the existing Resolute indebtedness for $308 million at September 30, 2022. The redemption of all of the existing Company 2026 Notes from holders include a premium of $8 million. The redemption date is assumed to be September 30, 2022 for the unaudited pro forma balance sheet and January 1, 2021 for the unaudited pro forma combined statement of earnings. The redemption premium is reflected in Interest expense, net in the unaudited pro forma statement of earnings for the year ended December 31, 2021.

The payment of the $8 million redemption premium is assumed to be paid on September 30, 2022 and reflected as such in in Retained earnings (deficit) as at September 30, 2022, net of deferred income taxes.

The Unaudited Pro Forma Combined Financial Information also gives effect to the removal of all previous interest expense related to the existing Resolute indebtedness ($13 million for the year ended December 31, 2021, $11 million for the nine months ended September 30, 2022) and related debt issuance costs amortization ($1 million for the year ended December 31, 2021, nil for the nine months ended September 30, 2022).

The Unaudited Pro Forma Combined Financial Information also gives effect to the removal of the deferred issuances costs of $4 million and deferred income tax impact of $1 million related to the 2026 Notes in the unaudited pro forma balance sheet at September 30, 2022. The $4 million is included in interest expense in the unaudited pro forma combined statement of earnings for the year ended December 31, 2021.

C. Repayment of borrowings under the Domtar Existing Term Loan Facility and derecognition of related interest expense and deferred issuance costs

The Unaudited Pro Forma Combined Financial Information also gives effect to the repayment of $284 million of borrowings under the Existing Domtar Term Loan Facility at September 30, 2022 (the derecognition of interest expense previously recognized for all periods presented is reflected in Note 4A).

The Unaudited Pro Forma Combined Financial Information also gives effect to the derecognition of the unamortized deferred issuances costs of $6 million and deferred income tax impact of $2 million in the unaudited pro forma balance sheet at September 30, 2022. The $6 million is included in interest expense in the unaudited pro forma combined statement of earnings for the year ended December 31, 2021.

D. Transaction costs

Domtar and Resolute expect to incur $79 million of transaction costs related to the Merger. Of this amount, $37 million relates to the issuance of debt and $42 million related to advisory related costs. For tax purposes, the transaction advisory costs are not deductible and form part of the cost basis of the investment in Resolute. No income tax benefit was reflected in the unaudited pro forma combined statements of earnings related to the $42 million in advisory related costs for the year ended December 31, 2021.

The expense related to advisory and other transaction related costs recorded in the historical financial statements of Domtar and Resolute was $27 million for the nine months ended September 30, 2022 and nil for the year ended December 31, 2021. This amount was removed from the unaudited pro forma combined statement of earnings for the nine-month period ended September 30, 2022.

Transactions costs of $18 million have already been paid and are reflected in the historical numbers at September 30, 2022. In the unaudited pro forma combined balance sheet, the remaining $61 million of transaction costs to be paid related to the Merger of are assumed to be paid out of cash on September 30, 2022. Transaction costs of $9 million were accrued at September 30, 2022. Accordingly, $79 million of transaction costs related to the Merger are reflected in unaudited pro forma combined statement of earnings for the year ended December 31, 2021.

E. Settlement of Resolute Equity-Awards

Effective as of immediately prior to the Merger:

•

all Resolute then-outstanding liability-based and equity-based awards (performance stock units, restricted stock units, deferred stock units), whether vested or unvested, will become fully vested and each award will be cancelled and converted into the right to receive from Resolute (1) $20.50 in cash and (2) one Contingent Value Right for each share of the Resolute Stock then underlying such award;

•

all Resolute then-outstanding stock options, whether vested or unvested, will become fully vested and each stock option will be cancelled and converted into the right to receive from Resolute (1) the difference between $20.50 and the exercise price of such option and (2) one Contingent Value Right for each share of the Resolute Stock then underlying such award.

At September 30, 2022, Resolute expects to incur $119 million of liability-based and equity-based awards related payments related to the Merger of which $70 million are recognized in the Resolute historical consolidated balance sheet: $17 million in relation to equity-based awards in Additional paid-in capital $42 million related liability-based awards in Trade and accounts payable and $11 million related liability-based awards in Other liabilities and deferred credits. Accordingly, an additional compensation expense of $49 million is reflected in unaudited pro forma combined statement of earnings for the year ended December 31, 2021. The related tax recovery of $12 million is reflected in Deferred income tax assets in the unaudited pro forma combined balance sheet at September 30, 2022.

In the Unaudited Pro Forma Combined Financial Information, the payment of the Resolute equity awards of $119 million is assumed to be paid out of cash on September 30, 2022.

Estimated payout related to equity-based and liability-based awards

(in millions except for per share amounts)

Outstanding awards at September 30, 2022 (except stock options)		5,721,347
Price per share underlying such awards		$20.50

Total estimated payout related to awards (except stock options)		$117

Outstanding stock options at September 30, 2022		272,604
Price per share underlying such stock-options	$20.50
Estimated weighted-average strike price	$15.00	$5.50

Total estimated payout related to stock-options		$2

Total estimated payout related to equity-based and liability-based awards		$119

No adjustments were made to the historical consolidated financial statements of Resolute in the unaudited pro forma combined statement of earnings related to compensation expense as, per the Merger Agreement, historical short-term and long-term incentive plans are to be replaced by compensation plans that are substantially similar in the aggregate.

5. Preliminary Purchase Consideration and Purchase Allocation Adjustments

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. Domtar is currently assessing the identification and measurement of the assets acquired and liabilities assumed as of the date of the Merger. As the values of certain of these assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained about the facts and circumstances that existed as of the acquisition date. The preliminary purchase price allocation below is based on estimates of the fair value as of September 30, 2022. Domtar has made certain adjustments to the historical book values of the assets and liabilities of Resolute to reflect preliminary estimates of fair value necessary to prepare the Unaudited Pro Forma Combined Financial Information. Upon final completion of the fair value assessment and determination of the final purchase price consideration, the ultimate purchase price allocation may materially differ from the preliminary assessment outlined below.

A. Preliminary purchase price and purchase price allocation

The following preliminary purchase price assumes the Merger had been consummated on September 30, 2022:

Purchase consideration

(in millions except for per share amounts)

Number of Resolute common shares outstanding at September 30, 2022	76.8
Purchase price for each share	$20.50

Total consideration	$1,575

A decrease in the fair value of Resolute’s assets or an increase in the fair value of Resolute’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in the Unaudited Pro Forma Combined Financial Information, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma combined statements of earnings. Any such increases could be material and could result in Domtar’s actual future financial condition and results of operations differing materially from those presented in the Unaudited Pro Forma Combined Financial Information.

The table below represents a preliminary allocation of the estimated total consideration for the Merger to the net assets acquired based on Domtar’s preliminary estimate of their respective fair values:

Fair value of net assets acquired at the date of acquisition - Preliminary values

Assets
Cash and cash equivalents	$327
Receivables	$356
Prepaid expenses	$32
Inventories	$720
Income and other taxes receivable	$1
Other current assets	$20
Property, plant and equipment, net	$992
Operating lease right-of-use assets	$54
Intangible assets, net	$226
Deferred income tax assets	$477
Other assets	$344

Total assets	$3,549

Liabilities
Trade and other payables	$444
Income and other taxes payable	$7
Operating lease liabilities (including short-term portion)	$56
Long-term debt (including short-term portion)	$301
Deferred income taxes and other	$16
Other liabilities and deferred credits	$1,150

Total liabilities	$1,974

Fair value of net assets acquired at the date of acquisition	$1,575

The following steps are required to complete the purchase price allocation and are expected to be completed during 2023:

•	identify all intangible assets that need to be recorded;

•	finalize detailed valuation studies of tangible and intangible assets;

•	evaluate the expected useful lives of property, plant and equipment and amortizable intangible assets; and

•	assess the completeness and valuation of assumed liabilities.

Domtar has not currently identified any significant contingencies. However, contingencies associated with the Merger could be identified and will be taken into consideration in the finalization of the purchase price allocation.

B. Fair value of inventories

To increase inventories currently valued based on an average cost basis to their fair value less costs to sell the fair value step-up adjustment is estimated at $111 million. The amount is expected to be amortized to the cost of sales during the first quarter after the closing of the Merger based on current estimated inventory turns, during which time the finished goods inventory on hand on the closing date of the Merger will be sold to third-parties. The pro forma adjustment for amortization of the fair value step-up of $111 million is reflected in the unaudited pro forma combined statement of earnings for the year ended December 31, 2021.

C. Fair value of property, plant and equipment and depreciation expense

To reflect the decrease in the fair value of property, plant and equipment by $283 million based on Domtar’s preliminary assessment. The majority in the step-down in value is attributable to machinery and equipment. The estimated pro forma depreciation expense is based on a fair value of the property plant and equipment of $992 million depreciated over 12.5 years which is the estimated average remaining useful life. The pro forma depreciation expense is estimated at $71 million for the year ended December 31, 2021 and $53 million of the nine-month period ended September 30, 2022.

The final purchase price allocation could differ materially from the preliminary allocation used in the Unaudited Pro Forma Combined Financial Information. A $100 million change in the value allocated to property, plant and equipment could impact related depreciation expense by approximately $8 million. A change in the estimated average remaining useful lives by one year could impact related depreciation expense by approximately $5 million.

D. Fair value of intangible assets – off-market contracts

To reflect the increase in the fair value of intangible assets by $169 million based on Domtar’s preliminary assessment. The majority in the step-up in value is attributable to energy and other executory contracts. The estimated pro forma expense is based on a fair value of the intangible assets related to off-market contracts of $226 million amortized over the contracts remaining useful life. The pro forma expense is classified as energy costs in cost of sales and amount to $49 million for the year ended December 31, 2021 and $37 million of the nine-month period ended September 30, 2022.

E. Fair value of the Contingent Value Rights

The Merger Consideration consists of the right to receive (i) $20.50 in cash and (ii) one Contingent Value Right for each share purchased and for each share of the Resolute Stock then underlying equity awards; The Contingent Value Rights represents the right to receive refunds on deposits in respect of estimated softwood lumber duties paid by Resolute through June 30, 2022 (which deposits total $500 million as of June 30, 2022), including any interest thereon, net of certain expenses and of applicable tax and withholding. The value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. In the absence of an agreement or other resolution, duties paid by Resolute will not be refunded, and shareholders will not be entitled to any proceeds from the Contingent Value Rights. Any refunds received for duties deposited after June 30, 2022 will not be considered in determining the value of the Contingent Value Rights.

Based on the notional value of $500 million in deposits in respect of softwood lumber duties paid by Resolute as of September 30, 2022, an assumed recovery rate of 80% and of duties refunded at the end of 2026 and applying Resolute’s estimated weighted average cost of capital, the Contingent Value Rights have an estimated fair value of $2.94 per share or $244 million in the aggregate. The Contingent Value Rights fair value amount of $244 million is included in Other assets and in Other liabilities and deferred credits in the unaudited pro forma combined balance sheet at September 30, 2022.

Using the same assumptions as described above, the additional deposits made since July 1, 2022 of $35 million are reflected at fair value in the amount of $22 million in Other assets in the unaudited pro forma combined balance sheet at September 30, 2022.

F. Fair value of pension and other post-retirement benefit obligations

To adjust for pension, post-retirement and post-employment assets and liabilities to reflect the projected benefit obligation and the fair value of plan assets measured at September 30, 2022 using current discount rates and assumptions. Pension and other post-retirement benefit obligations, net, decreased by $171 million for a fair value of $820 million.

The reduction of net periodic benefit cost (excluding any actuarial loss amortization) of $48 million for the nine-month period ended September 30, 2022, and $72 million for the year ended December 31, 2021 has been reflected in non-service components of net periodic benefit cost in the unaudited pro forma combined statement of earnings.

G. Income tax impact on pro forma adjustments

The pro forma adjustments were tax effected at a blended estimated statutory tax rate of 25%. The blended estimated statutory rate is a weighted average of the statutory income tax rates in the jurisdictions in which the combined company generates taxable income or loss. The statutory rate may differ from the combined company’s effective tax rate, which will include other tax charges and benefits. Additionally, the statutory rate does not take into account any historical or possible future tax events that may impact the combined company following consummation of the Merger.

H. Determination of goodwill

Based on the preliminary estimated purchase price allocation, no value is allocated to goodwill. The final valuation of the assets acquired and the liabilities assumed and the related purchase price allocation may result in goodwill.

I. Other assets and other liabilities

Mainly to reflect the increase in the fair value of a 49% interest investment in a joint venture that produces vegetables from 19 hectares of greenhouses adjacent to the Saint-Félicien pulp mill.

J. Elimination of Resolute shareholders’ equity

To eliminate Resolute shareholders’ equity components.

6. Assets held for sale – Expected Divestitures of Dryden and Thunder Bay, Ontario Facilities

In connection with the Merger, Domtar is making plans to sell its Dryden pulp mill and Resolute is making plans to sell its Thunder Bay, Ontario pulp and paper mill. The planned divestitures are being made in connection with the acquisition of Resolute by Domtar. Any sale of the Dryden and Thunder Bay facilities would be contingent on the closing of the Merger, which is expected in the first half of 2023. While the sale of each of these facilities is expected as of the date of the Current Report on Form 8-K, there is no guarantee that Domtar or Resolute will sell any or all of these facilities in connection with the Merger, nor any guarantee about the amount of proceeds, if any, to be received in connection with the sale of such facilities.

The assets and liabilities related to the two Ontario facilities have been classified as assets held for sale and liabilities held for sale in the unaudited pro forma combined balance sheet at September 30, 2022. The results of operations of the aforementioned mills have been adjusted out of the unaudited pro forma combined statements of earnings for all the periods presented.